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Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Brookline Bancorp, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Brookline Bancorp, Inc. of our report dated February 9, 2004, with respect to the consolidated balance sheet of Brookline Bancorp, Inc. as of December 31, 2003 and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for the year then ended, which report appears or is incorporated by reference in the December 31, 2003 annual report on Form 10-K of Brookline Bancorp, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.

                      /s/ KPMG LLP

Boston, Massachusetts
October 8, 2004

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM